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                          SEVERANCE AND CONSULTING AGREEMENT

    This Severance and Consulting Agreement is entered into effective as of this 25th day of October, 1996 (the "Execution Date") by and between John Goldsberry ("Goldsberry") and DSP Group, Inc., a Delaware corporation ("DSPG").

                                       RECITALS
    A. Goldsberry has served as DSPG's Chief Financial Officer and Vice President of Finance.
    B. Goldsberry has resigned as DSPG's Chief Financial Officer and Vice President of Finance effective October 21, 1996 (the "Termination Date"), on the terms set forth below.

                                      AGREEMENT
    NOW, THEREFORE, the parties hereto hereby agree as follows:

    1. Eight (8) days after DSPG receives satisfactory evidence of the fully executed original of this Agreement (assuming that Goldsberry has executed this Agreement and has not revoked acceptance within the seven (7) day period as set forth in Section 2 (below), DSPG will cause to be delivered to Goldsberry $250, plus an amount equal to the unpaid salary, if any, Goldsberry would have earned through October 31, 1996 if his employment had not been previously terminated, less applicable deductions required by law, if any.

    2. Provided that Goldsberry does not revoke this Agreement prior to the eighth day after the date that this Agreement was executed by Goldsberry, and so long as Goldsberry is not in breach of this Agreement or any Confidentiality Agreement with DSPG, DSPG shall agree (a) to pay to Goldsberry an amount equal to $14,583.33 per month for a three (3) month period commencing on November 1, 1996 (the "Consulting Fee"), subject to applicable withholding taxes, deductions, etc., in exchange for Goldsberry's agreement to consult on a full-time basis with the Chief Executive Officer and the Chairman of the Board of DSPG and to not compete, in any way directly or indirectly, with DSPG during such three (3) months period, (b) thereafter to pay to Goldsberry an additional amount equal to $14,583.33 per month for an additional three (3) months, subject to applicable withholding taxes, deductions, etc. which shall constitute the equivalent of a severance payment plus the pro-rated amount of such annual bonus that Goldsberry would have earned had he remained employed by DSPG to qualify for such bonus (collectively, the "Final Severance Amount") and (c) provide a mutually acceptable letter of reference. The Consulting Fee and Final Severance Amount shall accrue over a six (6) month period from November 1, 1996 through April 30, 1997 (the "Severance Period") and be paid in twelve (12) equal bi-monthly payments, in arrears, with the first such payment commencing on the later of November 15, 1996 and eight (8) days after DSPG receives satisfactory evidence of the fully executed original of this Agreement by Goldsberry during which period Goldsberry has not revoked this Agreement. Despite Goldsberry's termination, Goldsberry's stock options in DSPG shall continue to vest up to and through the end of the Severance Period. Thereafter, Goldsberry shall have a period of forty-five (45) days after the end of the Severance Period to exercise his stock options vested as of the termination of the Severance Period in accordance with the terms of such stock options and thereafter all unexercised stock options shall be null and void. During the Severance Period, DSPG shall also continue to provide to Goldsberry at its cost the employment benefits which Goldsberry is currently receiving to the extent it may lawfully and contractually provide such benefits to him.


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    3.   Upon execution of this Agreement, Goldsberry shall submit to DSPG a written report describing in detail all on-going contacts and activities made or performed by Goldsberry on DSPG's behalf in order to provide a smooth transition and Goldsberry shall return to DSPG all DSPG property in Goldsberry's possession and control, including, but not limited to, all keys to DSPG offices and facilities, equipment, and all DSPG credit cards owned by DSPG, except for the portable computer used by Goldsberry which he may keep.

    4. Upon execution of this Agreement, Goldsberry acknowledges his resignation as the Chief Financial Officer, Vice President of Finance and as an employee of DSPG effective as of October 21, 1996, and confirms that he has resigned as the Chief Financial Officer and Vice President of Finance of DSPG, notwithstanding any right to revoke other terms of this Agreement concerning the termination of his employment as set forth herein.

    5. Subject to the terms and conditions of this Agreement, Goldsberry hereby agrees that he is entitled to no further severance or bonus from DSPG and agrees that the Final Severance Amount is greater than the severance and bonus, if any, to which Goldsberry was entitled.

    6. Goldsberry represents that Goldsberry has had the opportunity to thoroughly discuss all aspects of this letter, including the general release provisions, with his advisors; has carefully read and understood all of the provisions of this Agreement; and, that Goldsberry has voluntarily entered into this Agreement.

    7. Goldsberry acknowledges that this Agreement was delivered to Goldsberry on October 25, 1996, and DSPG agreed that Goldsberry had until the close of business on November 15, 1996 (21 days later), to consider the Agreement. Goldsberry elected to execute this Agreement on the Execution Date as a matter of Goldsberry's choice and acknowledges that he has been afforded sufficient time to consider the Agreement and has obtained legal advice. DSPG acknowledges that Goldsberry may revoke this Agreement for a period of seven (7) days following the date the Agreement is executed by Goldsberry, but such revocation shall not effect the termination of Goldsberry's employment status as Chief Financial Officer and Vice President of Finance.

    8. As a material inducement to execute this Agreement, and except for the provisions herein and any Confidentiality Agreements entered into by Goldsberry with DSPG, Goldsberry hereby irrevocably and unconditionally releases, acquits, and forever discharges DSPG (for purposes of this Section and Sections 9 and 10 (below), DSPG shall include DSPG's predecessors, successors, assigns, agents, subsidiaries, former subsidiaries, directors, former directors, officers, former officers, employees, representatives, attorneys, affiliates (and agents, directors, officers, employees, representatives, and attorneys of such affiliates and former officers, directors, and agents thereof)), and all persons acting by, through, under, or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown ("Claim" or "Claims") which Goldsberry now has, owns, or holds, or claims to have, owns, or holds, or which Goldsberry at any time heretofore had, owned, or held, or claimed to have, owns, or holds, against DSPG or any of DSPG's Releasees.


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    9.   Goldsberry expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

    Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Goldsberry expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which Goldsberry may have against DSPG, up to and through the last date of execution of this document, including but not limited to those under the Age Discrimination and Employment Act, even though Goldsberry is not currently aware of or suspects such claim to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

    10. Without limiting the generality of the foregoing, DSPG and Goldsberry, each hereby agree that in the event that any party hereto should bring any action, suit, or other proceedings against any other party hereto, concerning a breach of this Agreement, the claims released by this Agreement, or contesting the validity of this Agreement, or attempting to rescind, negate, modify or reform this Agreement or any of its terms or provisions, or to remedy, prevent or obtain relief from a breach of this Agreement, the prevailing party to such an action, suit or proceeding, shall be entitled to the attorneys' fees reasonably incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

    11. Goldsberry represents and acknowledges that in executing this Agreement he has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement, or otherwise.

    12. This Agreement shall be binding upon the parties hereto and their heirs, administrators, representatives, executors, successors and assigns (collectively, the "Interested Parties") , and shall inure to the benefit of DSPG and Goldsberry, their respective Interested Parties and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

    13. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced, and governed under the laws of said State.

    14. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.

DSP GROUP, INC.

By /s/ ELI AYALON                            /s/ JOHN P. GOLDSBERRY III
  ---------------------------------         ---------------------------------
  Eli Ayalon, Chief Executive               John P. Goldsberry III
  Officer